SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 2, 2020 (February 27, 2020) Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 27, 2020, Red Lion Anaheim LLC completed the sale of its leasehold interest in the Red Lion Hotel Anaheim (the “Hotel”) to 1850 Harbor, LLC, a California limited liability company (the “Purchaser”). The purchase price for the Hotel was $21.5 million, which was paid in cash at closing.

Red Lion Anaheim LLC is a wholly owned subsidiary of Red Lion Hotels Corporation (the “Company”), and therefore the Company consolidates the assets, liabilities and results of operations of this entity. The Company intends to use the net proceeds, after broker fees and customary closing costs, to repay the $10 million outstanding principal balance owing under the revolving line of credit with Deutsche Bank AG New York Branch, and the other lenders party thereto. The remaining proceeds will be used for general corporate purposes.

At closing, the Purchaser entered into a short-term franchise agreement with Red Lion Hotels Franchising, Inc., a wholly owned subsidiary of the Company, to continue to operate the hotel under the Red Lion brand. The franchise agreement provides for a one (1) year term, and requires the payment of monthly royalty and program fees based upon the Hotel’s gross room revenue. Purchaser will not be required to pay a termination fee, and may cancel the franchise agreement upon 30 days written notice at any time after the initial four (4) months of the term.

Item 7.01. Regulation FD Disclosure.

A copy of the company’s press release, dated March 2, 2020 announcing the completion of the sale is furnished as Exhibit 99.1 hereto.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect (i) the sale of the Company’s hotels in Atlanta, GA, Salt Lake City, UT, and Washington D.C., as previously reported and (ii) the sale of the Hotel as described in Item 2.01 of this filing:

Year Ended December 31, 2019
Adjusted EBITDA from continuing operations- as previously reported	$11,592
Less: Red Lion Airport Hotel Atlanta Hotel RL Salt Lake City and Hotel RL Washington DC asset sales	(2,182)
Less: Asset sold with this filing	(3,265)

Pro Forma Adjusted EBITDA	$6,145

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Refer to our previously filed 10-K for the year ended December 31, 2019 filed on February 27, 2020 for the reconciliation from net income to adjusted EBITDA and further discussion of Non-GAAP measures.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is unaudited pro forma consolidated financial information of the registrant that gives effect to (i) the sale of the Company’s hotels in Atlanta, GA, Salt Lake City, UT and Washington D.C., during 2019 and 2020 and (ii) the sale of the Hotel as described in Item 2.01 of this Form 8-K.

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press release dated March 2, 2020

99.2	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: March 2, 2020	By:	/s/ Julie Shiflett
Julie Shiflett
Executive Vice President and Chief Financial Officer (Principal Financial Officer)